Exhibit No. 10.95

Russ Berrie and Company, Inc.

111 Bauer Drive, Oakland, NJ 07436

(201) 337-9000  (800) 631-8465

September 28, 2005

Marc S. Goldfarb, Esq.

29 Sinclair Terrace

Short Hills, NJ  07078

Dear Marc:

I am pleased to offer you the position of Vice President, General Counsel and Corporate Secretary of Russ Berrie and Company, Inc. (the “Company”) effective September 26, 2005.  This position is one of corporate officer of the Company.

Your employment with the Company will include the following:

1.               COMPENSATION.  Your base salary will be at an annual rate of $260,000.  For 2005, you shall be eligible to participate in the Company’s 2005 Incentive Compensation (“IC”) program (pro-rated for your date of hire).  Your 2005 IC Factor (as defined in the IC program), together with the 2005 goals and objectives, are set forth on Exhibit A attached hereto and incorporated herein.  Payment of the IC (or portion thereof) is predicated upon meeting both objective and subjective performance standards established for the applicable year, as set forth on Exhibit A.  In order to receive the IC payment (or any portion thereof), you must be actively employed by the Company at the time of the payment.  In order to be eligible to participate in the IC program, you must execute and deliver to the Company the IC document which has been provided to you.

2.               GROUP HEALTH AND DISABILITY.  After 90 days of continuous employment, you will be eligible to participate in:

a.               The Company’s contributory Group Health Plan and Group Dental Plan.

b.              The Company’s non-contributory Life Insurance Plan. This is provided at no cost to you.

c.               The Company’s non-contributory Business Travel Insurance Plan.  This is provided at no cost to you.

d.              The Company’s non-contributory Accidental Death and Dismemberment Plan.  This is provided at no cost to you.

e.               The Company’s non-contributory Long Term Disability Plan.  This is provided at no cost to you.

3.               VOLUNTARY BENEFITS:  After 90 days of continuous employment, you will be eligible to participate in:

a.               Healthcare Flexible Spending Account.

b.              Dependent Care Flexible Spending Account.

c.               Supplemental Disability and Accident Insurance Plans.

4.               STOCK OPTIONS.  After 3 months of continuous employment, you will be granted 40,000 stock options. These options will be granted under and pursuant to the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “Stock Plan”).  In accordance with the Stock Plan, these options will vest ratably over a period of 5 years. Such options will be Non-Qualified Stock Options.  Possible future grants of stock options shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company.

5.               401(k) PLAN.  After 6 months of continuous employment, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  Under the current plan terms, the Company matches a portion of your contribution to your 401(k) account.  The Company’s contribution vests over a period of 4 years of employment.

6.               EXECUTIVE DEFERRED COMPENSATION PLAN.  Within 30 days of your date of hire, you will be eligible to participate in the Company’s Executive Deferred Compensation Plan.

7.               VACATION.  The Company’s vacation policy provides that after 6 months of employment, you will be eligible for one week paid vacation.  The Company’s vacation policy further provides that thereafter, during the following calendar year, you will be eligible for two weeks paid vacation.  However, you will be eligible for vacation above and beyond the aforementioned policy.  Upon your date of hire, you will be eligible for two weeks paid vacation.  Beginning with calendar year 2006, you will be eligible for three weeks paid vacation per year.

8.               HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

9.               CAR ALLOWANCE  You will receive an allowance of $1,100 per month to cover the cost of an automobile, automobile insurance, automobile maintenance and repair, gasoline and any and all other costs and expenses relating to such automobile.

10.         SEVERANCE.  In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will be eligible to receive severance in accordance with the Company’s severance policy for Domestic Vice Presidents (and above), a copy of which is attached hereto as Exhibit B.

11.         CHANGE IN CONTROL SEVERANCE PLAN.  Effective your date of hire, you will receive the protections of the Company’s Change in Control Severance Plan.

The Company reserves the right to change or modify these programs.  In addition, employment with the Company is considered “at will” and does not represent a specific guarantee.

Marc, I want to welcome you to the Company and wish you much success in your new position.

Very truly yours,

/s/ Anthony Cappiello
Anthony Cappiello
EVP and CAO

cc: A. Gatto
E. Goldenberg

ACCEPTED AND AGREED:

/s/ Marc S. Goldfarb
Marc S. Goldfarb

Date:	September 28, 2005

EXHIBIT A

MARC GOLDFARB’S INCENTIVE COMPENSATION PROGRAM

(effective September 26, 2005)

IC Factor:  40% of Base Salary, pro-rated based upon date of hire (40% of 2005 Base Salary of $260,000 is $104,000, to be pro-rated based upon date of hire of September 26, 2005)

2005 CORPORATE OBJECTIVES:

See “Corporate” Business Unit’s IC Target set forth on	Value: 50%* of IC Factor
Exhibit “A” to Russ Berrie and Company, Inc. Incentive	($52,000)
Compensation (“IC”) Program
(excluding material acquisitions)

*Value could be up to 100% of the IC Factor if the Maximum Target is reached.

2005 INDIVIDUAL OBJECTIVES:

Value: 30% of IC Factor
($31,200)
To Be Determined

2005 INDIVIDUAL INITIATIVES:

Value: 20% of IC Factor
($20,800)

1. Other initiatives as may be mutually determined by EVP and CAO and associate throughout course of the year.

EXHIBIT B

SEVERANCE POLICY FOR DOMESTIC VICE PRESIDENTS (AND ABOVE)

OF RUSS BERRIE AND COMPANY, INC.,  Effective February 11, 2003

The Company’s severance policy is amended for domestic Vice Presidents (and above; collectively referred to herein as “VPs”) and is effective February 11, 2003, as follows:

Domestic VPs, if terminated by the Company without cause and not in connection with a change in control of the Company (namely, more than 6 months prior to or more than 2 years after such Change in Control), are eligible, based on tenure with the Company, for the following severance payment:

•                  VPs with less than 1 year of service with the Company would receive 4 months of severance pay

•                  VPs with at least 1 year of service but less than 2 years of service with the Company would receive 6 months of severance pay

•                  VPs with at least 2 years of service but less than 6 years of service with the Company would receive 8 months of severance pay

•                  VPs with at least 6 years of service but less than 10 years of service with the Company would receive 10 months of severance pay

•                  VPs with 10 or more years of service with the Company would receive 12 months (i.e., one year) of severance pay

The severance is to be paid at the salary rate (base pay not including bonus(es) or commissions) in effect on the termination date.  The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum).  During the severance period, the terminated VP is also entitled to remain on the Company’s (1) health and dental insurance plan (making the same payroll contribution as he/she made, on the date of termination, as an active employee), and (2) all other insurance plans for which he/she was eligible on the date of termination.  In addition, for a period of 60 days, the terminated VP is entitled to use of the Company automobile (or payment of an automobile allowance) or reimbursement of certain automobile expenses, as the case may be, in accordance with the nature and type of automobile perk that the VP had in effect on the date of termination.  If the terminated VP obtains gainful employment during his/her severance period, then the severance payments will be terminated effective on the date that he/she begins new employment.

“Change-in-control” and “cause” shall have the meanings assigned thereto in the Company’s Change in Control Severance Plan.

As a condition to receiving the aforementioned severance payment and benefits, the eligible terminated VP must sign and deliver to the Company the Company’s form of General Release of Claims, Non-Compete, Non-Hire and Non-Disparagement Agreement.

This amended severance policy supercedes any other agreement between the Company and a VP that provides for lesser benefits with respect to the type of termination covered hereby in effect on the effective date of this amendment or thereafter.